EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons names below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D, including amendments thereto, with regard to the Common Stock of Health Systems Solutions, Inc., a Nevada corporation, and further agree that this Joint Filing Agreement be included as an exhibit to such joint filings.

In evidence thereof, the undersigned hereby execute this agreement as of the 8th day of November, 2005.

/s/ R. Allen Stanford
R. Allen Stanford

STANFORD INTERNATIONAL BANK LIMITED

/s/ James M. Davis
Name:	James M. Davis
Title:	Chief Financial Officer